EXHIBIT 99.1

DATE: April 29, 2003

FROM:

Accredited Home Lenders Holding Co.

15030 Avenue of Science, Suite 100

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS $0.85 EPS,

RECORD FIRST QUARTER RESULTS

Net Income up 170%; Revenues rise 111%;

Servicing Portfolio grows 98% over Q1 2002

SAN DIEGO, April 29—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage banker specializing in nonprime residential mortgage loans, today announced record first quarter results for the period ended March 31, 2003. The company, founded in 1990, also closed its initial public offering and the related over-allotment option during the first quarter, resulting in net proceeds to the company of approximately $39 million.

Net income for the quarter ended March 31, 2003 was $14.8 million, or $0.85 diluted earnings per share, an increase of 170% over net income of $5.5 million for the comparable period in 2002. Total revenues for the quarter increased by 111% to $79.1 million from $37.5 for the comparable period in 2002.

Chairman and CEO James Konrath said: “Our record performance in the first quarter reflects a strong mortgage market, attractive net interest margins, and our adherence to our disciplined business model. More importantly, over the past three quarters, we have built a foundation of on-balance sheet securitization financings that will deliver more consistent earnings in the future. We strengthened this foundation by holding almost $243 million of loans through the end of the first quarter for near-term securitization. We believe that this strategy will better diversify Accredited’s earnings stream, while enhancing future profitability.”

First Quarter Operational Highlights

•	Mortgage origination volume of $1.5 billion, compared to $732.3 million in 2002, an increase of 99%. Originations in the first quarter were the highest ever in Accredited’s 13-year history and increased 3% from the previous record set in the fourth quarter 2002. This is in contrast to the seasonal declines that the company experienced during the previous three years when origination volume declined from 4% to 6% from the fourth to the first quarters.

•	Record mortgage servicing portfolio of $2.6 billion at March 31, 2003, an increase of $1.3 billion, or 98%, from March 31, 2002, and an increase of $313.2 million, or 14%, from December 31, 2002. This was primarily a result of an increase in the owned portfolio that also included loans held for sale of $1.1 billion and loans held for securitization of $242.9 million.
•	Whole loan sales of $1.1 billion compared to $652.2 million during the same period in 2002, an increase of 65%.
•	Net interest income (interest income less interest expense) of $20.1 million, compared to $4.9 million in the first quarter of 2002, an increase of 314%.

Financial Summary ($000)

	Q1 2002	Q1 2003	% Change
Total Revenues	$37,484	$79,140	111.1%
Total Expenses	28,347	54,457	92.1%

Income before Taxes	9,137	24,683	170.1%
Income Taxes	3,648	9,873	170.6%

Net Income	5,489	14,810	169.8%

The 111% increase in total revenues from first quarter 2002 to 2003 resulted primarily from increases in the gain on sale of loans and interest income. The gain on sale of loans increased 62% from $26.6 million in 2002 to $43.2 million in 2003 due primarily to higher whole loan sales volume and an increase in the average net whole loan sale premium, net of loss on related derivatives, from 3.8% in the first quarter of 2002 to 4.0% in the comparable period of 2003. Interest income increased 277% from $8.6 million in 2002 to $32.3 million in 2003 due primarily to management’s strategy to increase the size of the loan portfolio, partially offset by a decrease in the weighted average interest rate. The increase in the size of the loan portfolio was primarily the result of the completion of two securitizations structured as financings in 2002, holding $242.9 million of loans at March 31, 2003 for a subsequent securitization, higher loan origination volume, and a longer holding period for loans held for sale.

Total expenses increased from $28.3 million in the first quarter of 2002 to $54.5 million in the same period in 2003 due primarily to growth in the size of the loan portfolio, an increase in loan volume, and an increase in the number of employees. Expenses primarily associated with the growth in the loan portfolio represented 44% of the rise in total expenses, while expenses primarily related to operating activities represented 56% of the rise in total expenses.

•	Portfolio Growth Related Expenses

✓

Interest expenses increased from $3.7 million in the first quarter of 2002 to $12.2 million in the same period of 2003 due primarily to an increase in the average outstanding borrowings, partially offset by a decrease in the average borrowing rate. The increase in the average outstanding borrowings is consistent with the growth in the loan portfolio.

✓	Provision for losses increased from $3.5 million in the first quarter of 2002 to $6.5 million in 2003 due primarily to increases in reserves for losses for the growing portfolio.

•	Business Operations Related Expenses

✓	Compensation expenses increased from $14.4 million in the first quarter of 2002 to $23.9 million in the first quarter of 2003 due to the growth in the number of employees and increased commission and bonus costs related to higher loan originations and profits.
✓	General, administrative, and other expenses increased from $6.7 million in the first quarter of 2002 to $11.9 million in the first quarter of 2003 due to increases in loan volume, number of staff and number of locations.

•	Net Profit

✓	Income before taxes increased from $9.1 million in the first quarter of 2002 to $24.7 million in the first quarter of 2003.
✓	Net Income increased 170% from the comparable period in the prior year to a record $14.8 million for the quarter.

Loan Originations

The company originated a quarterly record $1.5 billion of mortgage loans for the quarter ended March 31, 2003, compared to $732.3 million of mortgage loan originations in the comparable period for 2002, an increase of 99%.

Wholesale and retail originations for the quarter represented 89% and 11%, respectively, of total loan production, virtually unchanged from the same quarter in the prior year.

The company’s net cost to originate mortgage loans was 2.3% for the quarter, compared to 2.5% in the first quarter of 2002 and 2.3% for all of 2002.

Loan Dispositions

During the first quarter of 2003, Accredited sold $1.1 billion of mortgage loans as whole loan sales for cash, $242.9 million of mortgage loans were held for a second quarter securitization, and $1.1 billion of mortgage loans were held for sale.

While more than 55% of Accredited’s revenues and cash flows were generated from whole loan sales in the first quarter of 2003, securitizations structured as financings generated approximately 16% of revenues during the same period. The accounting for securitizations structured as financings recognizes income closely with the receipt of cash payments and helps to provide a more consistent source of income in future periods. The company intends to continue using various loan disposition strategies, including securitizations structured as financings.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio totaled $2.6 billion at March 31, 2003. The portfolio has doubled from $1.3 billion at March 31, 2002 and increased $313.2 million, or 14%, from $2.3 billion at December 31, 2002. This was primarily due to an increase in the loans held for sale and securitized loan inventory. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 2.5% of the serviced portfolio at March 31, 2003, compared to 4.9% at March 31, 2002 and 2.7% at December 31, 2002. The company attributes this improvement in delinquency to a combination of rigorous credit standards and prudent collection practices, as well as the recent increase in the size of the servicing portfolio.

Liquidity

The company had $1.4 billion in warehouse credit capacity at March 31, 2003 and $51.0 million in available cash and additional liquidity from voluntary warehouse line paydowns. The company is negotiating several increases in its existing warehouse facilities, as well as negotiating new facilities, totaling more than $400 million.

Leverage

The company’s debt-to-equity ratio (total liabilities divided by stockholders’ equity) at March 31, 2003 was 17.2 to 1, compared to 27.6 to 1 at December 31, 2002, due primarily to IPO proceeds. Management intends to continue its practice of issuing securitizations structured as financings in order to build a consistent source of earnings. However, we also intend to continue decreasing the debt-to-equity ratio in future periods.

Business Outlook

The following statements are forward looking and actual results may differ materially. Please see the Safe Harbor Statement section of this news release for a description of certain risk factors and the company’s Form 10-K on file with the Securities and Exchange Commission for a more complete description of risks.

Earnings Guidance for Second Quarter 2003

The company expects diluted earnings per share for the second quarter to be in a range of $0.80 to $0.90, based on an estimated weighted average of approximately 20.6 million shares outstanding. Originations at Accredited have exceeded recent forecasts and remained robust. Further, net interest margins have remained high and premiums received on whole loan sales have remained attractive.

Earnings Guidance for 2003

For the total year 2003, the company anticipates earnings to be in a range of $2.25 to $2.50 per share, based on approximately 20.3 million average shares outstanding. The lower end of the range assumes external economic and political conditions deteriorate, negatively impacting our business. Such impacts could include lower volume, higher interest rates and cost of funds, higher production costs on a percentage basis, as well as a reduction in premiums received on the sale of mortgage loan pools as compared to those achieved in 2002. The higher end of the earnings range assumes that originations are marginally better than 2002 and that the other factors above do not deteriorate as much as described.

Although the political and economic climates remain uncertain, the business climate in 2003 to date has been consistent with, or superior to, the assumptions for the higher end of the range.

Conference Call

Accredited will host a conference call for analysts and investors on April 30, 2003 at 8 a.m. (Pacific Daylight Time) to discuss the company’s financial results for the first quarter. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s web site – www.accredhome.com. A replay of the conference will be archived on the web site.

About Accredited

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, sells, securitizes and services nonprime mortgage loans secured by single-family residences. The company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Safe Harbor Statement

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding the company’s planned revenue generating strategy, anticipated securitizations, expected net earnings for the full year 2003; the company’s liquidity; and the company’s intended loan disposition strategy. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; and other risk factors outlined in Accredited Home Lenders Holding Co.’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 28, 2003 and other SEC filings.

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Accredited Home Lenders: Financial Summary

	Three Months Ended March 31,
	2002	2003
	(dollars in thousands)
Operating Data:
Gain on sale of loans	$26,643	$43,171
Interest Income	8,559	32,297
Loan servicing income	1,992	1,882
Net gain on mortgage-related securities and derivatives	199	1,399
Other income	91	391

Total revenues	37,484	79,140

Salaries, wages and benefits	14,421	23,868
General, administrative, and other expenses	6,740	11,914

Total operating expenses	21,161	35,782

Interest Expense	3,700	12,167
Provision for losses	3,486	6,508

Total expenses	28,347	54,457

Income before income taxes	9,137	24,683
Income taxes	3,648	9,873

Net income	$5,489	$14,810

Basic earnings per share	$0.96	$1.19

Diluted earnings per share	$0.39	$0.85

	Three Months Ended March 31,
	2002	2003
	(dollars in thousands)
Other Data:
Originations:
Wholesale	$665,701	$1,302,809
Retail	$66,555	$157,642
Total mortgage loan originations	$732,256	$1,460,551
Net cost to originate:
Wholesale channel(1)	2.5%	2.4%
Retail channel(1)	3.0%	1.9%

Total net cost to originate(1)	2.5%	2.3%
Weighted average coupon rate of mortgage loan originations	8.9%	7.9%
Weighted average credit score(2)	623	630
Loan sales and securitizations:
Whole loan sales	$652,190	$1,073,353
Loans sold with retained interests	$75,839	$—

Total loan sales and securitizations	$728,029	$1,073,353

		Three Months Ended March 31,
		2002	2003
		(dollars in thousands)
Net premium received on whole loan sales(3)		3.8%	4.0%
Annualized losses on serviced portfolio as a percentage of average serviced assets		1.2%	0.7%

	At March 31,	At December 31	At March 31,
	2002	2002	2003
	(dollars in thousands)
Serviced Portfolio:
Loans held for disposition and real estate owned	$542,597	$982,737	$1,369,086
Securitized/on balance sheet	$—	$742,848	$725,586
Sold servicing retained or securitized/off balance sheet	$763,231	$542,913	$487,045

Total serviced portfolio at period end	$1,305,828	$2,268,498	$2,581,717

Total delinquent at period end(4)	4.9%	2.7%	2.5%
Total number of leased locations at period end	28	31	35
Total number of employees	963	1,294	1,471

(1)	Net cost to originate is defined as total operating expenses, prior to deferred origination costs, plus yield spread premiums paid, less points and fees collected, less loan servicing related costs.
(2)	Represents borrowers’ average credit score at origination obtained from one or more of the three principal credit bureaus.
(3)	The net premium received on whole loan sales is computed based on the cash premiums received on whole loan sales, net of loss on related derivatives.
(4)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

	At March 31,	At December 31,	At March 31,
	2002	2002	2003
Balance Sheet Data:
Mortgage loans held for sale, net	$535,299	$972,349	$1,116,593
Mortgage loans held for securitization	—	—	242,922
Securitized loans, net	—	743,375	725,632
Mortgage-related securities, at fair value	16,737	8,356	6,702
Mortgage servicing rights, net	4,939	3,116	2,551
Other Assets	56,734	80,134	86,099

Total Assets	$613,709	$1,807,330	$2,180,499

Total warehouse and residual interest financing	555,200	962,285	1,304,343
Securitization bond financing	0	737,548	712,761
Convertible debt	3,000	3,000	—
Other Liabilities	15,928	41,375	43,508

Total Liabilities	574,128	1,744,208	2,060,612
Redeemable, convertible preferred stock	5,113	5,113	—
Total stockholders’ equity	34,468	58,009	119,887

Total Liabilities and Stockholders’ Equity	$613,709	$1,807,330	$2,180,499

Book value per diluted share	$2.80	$4.30	$5.86
Debt-to-equity ratio	14.5	27.6	17.2